EXHIBIT 99.1

Excerpt from the November 20, 2017, conference call with Uzi Yemin and Assi Ginzburg of Delek US Holdings, Inc. and Goldman Sachs
Neil Mehta: Uzi and Assi I want to pivot over to the company specific element of this call and going to your weeping slide, Assi, one of the reasons some investors cite for the discount for Delek stock relative to the peer group is questions around capital returns and whether it’s in the form of buybacks or dividends, where the company, because of the Alon transaction, hasn’t been able to be as aggressive in terms returning capital to shareholders. Can you talk about, as the macro environment has shifted into a definitively more positive place, how that affects the way Delek thinks about returning capital to shareholders?
Assi Ginzburg: Sure—as you know, Delek US in the last year was focused on the Alon transaction, and as a result of that we kept some probably excess cash on our balance sheet. With that being said, to date, the company has $832 mn of cash on the balance sheet. The only large capital project at the refining business that we have announced is the Krotz Springs alky project and we only have $80 mn left to spend on that project, and therefore, we think it is the right project to do. In addition to that, we have a large backlog of dropdown asset sales and other means to bring cash into the company. Including bio(fuel) tax credits that we probably will get in Q4, potential EPA waivers, and something we are really enjoying right now, is extremely healthy cash flow. The company was $200 mn EBITDA in Q3 with less than $50 mn in capex. So we are very comfortable that already this quarter in Q4, we will start executing on our 150 mn buyback program. And I would think that in addition to that, we should also look at our dividend policy, because we know that if the company will make in the next few years $600/$700 mn with very limited capital projects and a very strong balance sheet we should be able to bring more cash to shareholders.
Neil Mehta: Assi, can you flush that point out a little bit more? So you have a $150 mn buyback authorization but have not necessarily drawn down on it at this point because of the uncertain macro. Are you saying that you have more confidence now that you can actually execute that and execute that sooner rather than later?
Uzi Yemin: Neil I think you deserve to hear it from me. We are going to execute on our $150 mn authorization this quarter i.e. fourth quarter. We obviously were under blackout for the last few quarters until we executed Alon. We feel comfortable with that, we feel comfortable with our cash position, our board feels comfortable with our capital plan, so we will execute on that this quarter.
Neil Mehta: And when you say you’ll execute on that meaning that you’ll start working it down this quarter?
Uzi Yemin: That is correct.
Neil Mehta: Great the next question that we received is I think there are multiple investors who expressed appreciation that you guys provide a little bit more clarity on today’s call about returning capital to shareholders, about the buyback as well and starting to work the program down. How does the dividend come into the equation here as well and how do you think about allocating via buyback versus dividend?
Uzi Yemin: We do believe Neil, this is Uzi, we do believe that we have the means and the way it is shaping to get both the dividend up as well as the buyback executed. So with everything that is going on within our company, we expect to meet with our board of directors in the next 2-3 weeks and recommend an increase of the dividend. The buyback we have the program in place so we don’t need board approval for that at this point, so we will work it even before that. We need to get closer to our peers in that area and obviously because of the merger and the uncertainty that we thought that we needed cash on the balance sheet we were a little less aggressive than we needed to be. We will work on these two plans together. The market should expect and you should expect both a dividend increase as well as a buyback.
Neil Mehta: Is that why you think there’s, on consensus numbers, a big discount between your stock and peers? Do you think a lot of it has to do with capital allocation?
Uzi Yemin: I actually think that uncertainty on the Alon merger as well as the fact that people didn’t understand that the synergies are as deep as they are and obviously and unfortunately for me I am recorded every quarter, people didn’t believe that the Brent-WTI would open up. Again if somebody would listen to what we said a year ago or 18 months ago, we said that we need to expect $4-6/bbl. So the macro environment together with the uncertainty of the merger as well as the lack of the buyback caused that situation. Now, we know if we execute on our plan, the macro environment will stay the way it is, as healthy as it is, as well as the outcome of that is returning cash to shareholders we think the market will recognize it pretty quickly.